Exhibit 99

NEWS
FOR IMMEDIATE RELEASE
Contacts:
Greg Burns                John Griek
Media Relations                Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Announces July 2019 Catastrophe Loss Estimate

NORTHBROOK, Ill., August 15, 2019 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of July 2019 of $235 million, pre-tax ($186 million, after-tax). Catastrophe losses occurring in July comprised 10 events at an estimated cost of $186 million, pre-tax ($147 million, after-tax), plus unfavorable reserve reestimates of prior period catastrophe losses. One severe hail event, primarily impacting Colorado, accounted for approximately 40% of July event estimated catastrophe losses. The increase in the reserve reestimates in the month of July primarily related to a severe weather event in May that included tornadoes, wind and hail.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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